Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com

Contact:	Mark K. Tonnesen President and CEO 800-723-1282, ext. 1101 mtonnesen@tgic.com
TRIAD GUARANTY INC. APPOINTS KESSINGER
AS ASSISTANT TO THE PRESIDENT
WINSTON-SALEM, NC, January 6, 2006— Triad Guaranty Inc. (NASDAQ: TGIC) reported today that Ron Kessinger, Senior Executive Vice President and Chief Operating Officer will assume the role of Senior Executive Vice President and Assistant to the President and CEO effective January 16, 2006. In his new role, Mr. Kessinger will reduce his day-to-day involvement with the Company but continue to work on strategic matters and assist the Company’s newly appointed President, Mark Tonnesen, during a transition period. Mr. Kessinger has announced plans to retire later in the year following this transition period.
Mark Tonnesen, President and CEO of the Company, stated “Ron’s contributions to Triad Guaranty over the past 15 years have had a tremendous impact on its success. Since my arrival in September, he has proven to be a great partner in helping map the future of Triad. I am pleased that he will continue to assist with the strategic development of the Company”.
Triad does not plan to fill the position of Chief Operating Officer at this time. Mr. Tonnesen will assume direct responsibility for the operations of the Company and its subsidiaries, including Triad Guaranty Insurance Corporation.
Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company’s web site at http://www.triadguaranty.com.
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